                                                                      EXHIBIT 23


                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Ashworth, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 33-92580, 333-51730, 33-35516, 33-41455, 33-47502, 33-54206 and 33-66040) on
Form S-8 of Ashworth, Inc. of our reports dated December 10, 2001, with respect to the consolidated balance sheets of Ashworth, Inc. and subsidiaries as of October 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three year-period ended October 31, 2001, and the related consolidated financial statement schedule, which reports appear in the October 31, 2001 annual report on Form 10-K of Ashworth, Inc. and subsidiaries.



                                             KPMG LLP
San Diego, California
January 24, 2002